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                                                                   EXHIBIT 10.18

                             [Transmedia Letterhead]

June 19, 2001

Ed Gnatiuk
5700 Collins Ave.
Miami, FL 33140

Dear Ed:

On behalf of Transmedia Network Inc. ("the Company"), I am very pleased to offer you the position of Vice President and Chief Technology Officer.

The terms of the offer include the following:

1. Duties and Responsibilities - You will have responsibility for all IT resources within the Company. Prior to July 31, 2001, I will work with you to develop a first-stage technology plan for the Company.

2. Starting Date - You will begin your employment on June 19, 2001.

3. Base Salary - Your annual base salary is $200,000 and is paid weekly.

4. Annual Bonus - You will be eligible for a bonus in fiscal 2001 (October 1, 2000-September 30, 2001), of 45% of base salary. The bonus payment would be prorata and is based on the Company meeting its EBITDA goal of $10,700,000.

5. Stock Options - Subject to the terms and conditions of the Company's existing 1996 Long Term Incentive Plan ("LTIP"), you will receive forty five thousand (45,000) stock options at a strike price of $3.62 and an additional forty thousand (40,000) in January 2002.

   . Vesting - These options will vest ratably on each of the first through the fourth anniversaries of the grant date. Vested options will remain exercisable by you for ten years following the date of their grant or, in the event of the termination of your employment, for the period provided in the LTIP. If you are terminated for any reason other than "cause" (as defined below), that period is ninety days from the date of termination. All unvested options will terminate upon the termination of your employment for any reason.

   . Annual Grants - You will be eligible for annual option grants at the discretion of the CEO and the Compensation Committee of the Board.

 11900 Biscayne Boulevard, Miami, FL 33181-9915 . 305.892.3340 . 800.438.9013 .
                                  www.idine.com
                 Provider of the iDine Dining Rewards Programs
                                  [iDine Logo]

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6. Employee Benefits - You will be entitled to the Company's comprehensive benefits package (medical, dental, long and short term disability) and the Transmedia executive dining benefit You will receive $500 of free dining each month.

7. Non-Compete/Non-Solicit - In the event you voluntarily or involuntarily leave Transmedia's employ, for a period of one year following your termination date or, if longer, for as long as you are receiving severance payments and benefits, you will not directly or indirectly (i) be employed by or perform work as a director, officer., independent contractor, partner or consultant for any business in which the Company or any of its affiliates is engaged at such date in any geographic region in which the Company conducts business ("business" shall be defined as the marketing and sale of any program substantially similar to the Transmedia program and/or the marketing and sale of discount restaurant, hotel, resort, travel or leisure products or services as more particularly set forth in the Company's 10-K filing effective as the date of this offer), without the express prior written consent of Transmedia
   (ii) interfere with, or divert or attempt to divert any relationships with Transmedia's employees, agents, suppliers, merchants, marketing partners, transaction processors or presenters and others having business relationships with Transmedia. In the event of a change of control of Transmedia Network Inc., and if you are terminated by successor management involuntarily and without cause, the Non-Compete/Non-Solicit provisions described above will be void and of no force and effect.

8. Confidentially - You shall treat as confidential and not disclose to any person not affiliated with Transmedia all non-public and proprietary information and data about the business, operations, employees, programs, plans and financial results, projections and budgets of Transmedia and its affiliates which are disclosed to you during your employment. The confidentiality agreement shall survive the termination of your employment for any reason.

On behalf of Transmedia Network Inc., I am delighted to offer you the position of Vice President and Chief Technology Officer and I look forward to your joining our team. If you have any questions, please contact me directly at 305-892-3314.

Sincerely,                                          Agreement Accepted:




/s/ Gene M. Henderson                               /s/ Ed Gnatiuk
----------------------------                        ----------------------------
Gene M. Henderson                                   Ed Gnatiuk
President
                                                    Date:  6/19/01
                                                         -----------------------

 11900 Biscayne Boulevard, Miami, FL 33181-9915 . 305.892.3340 . 800.438.9013 .
          www.idine.com provider of the iDine Dining Rewards Programs
                                  [iDine Logo]